Exhibit 99.B(h)(8)(A)(i)

June 2, 2008

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:          Expense Limitation Recoupments

Ladies and Gentlemen:

Pursuant to the Expense Limitation Agreement dated February 25, 2004, as amended (the “ELA”), between ING Investments, LLC (“IIL”), and ING Investors Trust (“IIT”), IIL has agreed to limit the expense ratios of the following Series of IIT:  ING LifeStyle Aggressive Growth Portfolio, ING LifeStyle Conservative Portfolio, ING LifeStyle Growth Portfolio, ING LifeStyle Moderate Growth Portfolio, and ING LifeStyle Moderate Portfolio (collectively, the “LifeStyle Portfolios”).  By IIL’s execution of this letter agreement, IIL agrees that, beginning on June 2, 2008, IIL waives its right to recoupment, pursuant to Section 2 of the ELA captioned “Right to Recoupment,” of any fees waived or payments made, during the 36-month period prior to June 2, 2008, with respect to the LifeStyle Portfolios.  IIT acknowledges that any payments recouped by IIL pursuant to Section 2 of the ELA prior to June 2, 2008 are not subject to this waiver agreement.

Please indicate your agreement to this Agreement by executing below in the place indicated.

ING Investments, LLC
		By:	/s/ Todd Modic
Todd Modic
Vice President
Accepted By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust

7337 East Doubletree Ranch Road	Tel: 480.477.3000	ING Investments, LLC
Scottsdale, AZ 85258-2034	Fax: 480.477.2700
www.ingfunds.com